Exhibit 2.8

Execution Version

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (“Supplemental Indenture”) is made as of this 14th day of March, 2014, between Quebecor Media Inc., a corporation under the laws of the Province of Quebec (the “Corporation”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Corporation and the Trustee are parties to that certain Indenture, dated as of October 11, 2012, pursuant to which the Corporation issued its 5  3/4% Senior Notes due January 15, 2023 (the “Notes”); and

WHEREAS, Section 9.01 of the Indenture provides that the Corporation and the Trustee may amend or supplement the Indenture or the Notes without the consent of any Holder to, among other things, conform the text of the Indenture or the Notes to any provision of the Description of Notes (the “Description of the Notes”) section of the Final Offering Memorandum for the Notes, dated October 3, 2012 (the “Offering Memorandum”), to the extent that such section in the Description of Notes was intended to be a verbatim recitation of the Indenture or the Notes, as set forth in an Officer’s Certificate; and

WHEREAS, clause (8) of the “Events of Default and Remedies” provisions of the Description of the Notes section in the Offering Memorandum states that the events of bankruptcy or insolvency described in the Indenture are to be “with respect to Quebecor Media or any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary”; and

WHEREAS the text of Section 6.01(ix) of the Indenture provides that the events of bankruptcy or insolvency are with respect to Quebecor Media or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, in each case without the relevant references to Restricted Subsidiaries; and

WHEREAS, the Corporation wishes to supplement the Indenture to correct the text of the Indenture to conform Section 6.01(ix) to the text in the Description of the Notes; and

WHEREAS, the Corporation has heretofore delivered or is delivering contemporaneously herewith to the Trustee and the Co-Trustee, (i) an Officers’ Certificate described in Sections 9.01, 11.04 and 11.05 of the Indenture and (ii) an Opinion of Counsel described in Sections 11.04 and 11.05 of the Indenture; and

WHEREAS, all other conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Corporation and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

Definitions

Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Agreements of Parties

Section 2.01 Amendment to Section 6.01(ix). Section 6.01(ix) shall be amended and restated in its entirety to read in full as follows:

“(ix)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Company or any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, in an involuntary case; or

(B)	appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company or any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary;

(C)	orders the liquidation, dissolution or winding up of the Company or any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or

(D)	orders the presentation of any plan or arrangement, compromise or reorganization of the Company or any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary;

and such order or decree remains unstayed and in effect for 60 consecutive days.”

ARTICLE 3

Miscellaneous Provisions

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Corporation and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires. This Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 3.03 Trustee Matters. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee make no representation as to the validity or sufficiency of this Supplemental Indenture. The Corporation indemnifies the Trustee and Co-Trustee in connection with the execution of this Supplemental Indenture.

Section 3.04 Trust Indenture Act of 1939, as amended. Except as provided below, in the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall prevail. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

Section 3.05 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.06 Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 3.07 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08 Successors. All agreements of the Corporation and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 3.09 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.10 Counterpart Signatures. This Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

CORPORATION:

QUEBECOR MEDIA INC.

By:	/s/ Chloé Poirier	By:	/s/ Denis Sabourin
	Name: Chloé Poirier Title: Vice President and Treasurer		Name: Denis Sabourin Title: Vice President and Corporate Controller

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Holly Pattison
Name: Holly Pattison Title: Vice President